Exhibit 3.2

FIRST CERTIFICATE OF AMENDMENT
TO
AMENDED AND RESTATED CERTIFICATE OF INCORPORATION
OF
JAGUAR ANIMAL HEALTH, INC.

(Pursuant to Section 242
of the General Corporation Law of the State of Delaware)

JAGUAR ANIMAL HEALTH, INC. (the “Corporation”), a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the “Law”), does hereby certify:

FIRST:  That the name of the Corporation is Jaguar Animal Health, Inc. The date of filing of the original Certificate of Incorporation of the Corporation with the Secretary of State of the State of Delaware was June 6, 2013.

SECOND:  The Amended and Restated Certificate of Incorporation of the Corporation (the “Restated Certificate”) was filed with the Secretary of State of the State of Delaware on February 4, 2014.

THIRD:  The Restated Certificate is hereby amended as follows:

The first paragraph of Article Fourth of the Restated Certificate is amended in its entirety to read as follows:

FOURTH: The total number of shares of all classes of stock which the Corporation shall have authority to issue is (i) 10,000,000 shares of Common Stock, $0.0001 par value per share (“Common Stock”) and (ii) 3,017,488 shares of Preferred Stock, $0.0001 par value per share (“Preferred Stock”).

The first paragraph of Article Fourth, Part B, Preferred Stock, of the Restated Certificate is amended in its entirety to read as follows:

3,017,488 shares of the authorized and unissued Preferred Stock of the Corporation are hereby designated “Series A Preferred Stock” with the following rights, preferences, powers, privileges and restrictions, qualifications and limitations. Unless otherwise indicated, references to “sections” or “subsections” in this Part B of this Article Fourth refer to sections and subsections of Part B of this Article Fourth.

FOURTH:  The foregoing amendment to the Restated Certificate has been duly adopted and approved by the Board of Directors of the Corporation in accordance with Section 141 of the General Corporation Law of the State of Delaware.  The amendment has been duly adopted in accordance with the provisions of Sections 228, 242 and 245 of the General Corporation Law of the State of Delaware by the stockholders of the Corporation. A majority of the outstanding shares of Common Stock approved the amendment to the Certificate of Incorporation by written consent in accordance with Section 228 of the General Corporation Law of the State of Delaware and written notice of such was given by the Corporation in accordance with said Section 228.

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to the Amended and Restated Certificate of Incorporation to be executed by a duly authorized officer effective as of the 30th day of April, 2014 and hereby affirms that the facts stated herein are true.

JAGUAR ANIMAL HEALTH, INC.

By:	/s/ Lisa A. Conte

Name: Lisa A. Conte

Title: Chief Executive Officer

Signature Page to Certificate of Amendment to Restated Certificate of Incorporation